Exhibit 99.1

Encore Appoints Ash Gupta and Wendy Hannam to its Board of Directors

SAN DIEGO — Sept. 28, 2015 — Encore Capital Group, Inc. (Nasdaq: ECPG), an international specialty finance company, announced today the appointments of Ash Gupta and Wendy Hannam as new members of its board of directors.

Gupta is currently the Chief Risk Officer for American Express and President of Risk & Information Management. He joined American Express in 1976, holding positions of increasing responsibility throughout his tenure, including Executive Vice President & Chief Credit Officer for the company, and Chairman & CEO of American Express Centurion Bank.

Hannam retired recently from Scotiabank, where she served as Executive Vice President of Latin America, overseeing 1,300 branches in Central and South America and the Caribbean. Previously, she was Executive Vice President of International Retail Banking for the company. Hannam joined Scotiabank in 1983.

“Both Ash and Wendy bring deep experience with consumer credit to our board. Ash’s expertise in risk and data management and Wendy’s knowledge of the Latin American financial services sector will contribute significantly to the board’s strong skill set,” said Kenneth A. Vecchione, President and CEO of Encore. “They are well-positioned to deliver keen insights to our board and management, helping us to navigate the ongoing changes in our industry and to ensure our continued leadership.”

Willem Mesdag, Chairman of the Board, added, “We are committed to finding the best people to help lead Encore. Ash and Wendy both have had distinguished careers in financial services with world-class consumer credit companies, and we’re pleased to have them join us on the board. They will bring diversity of thought and their extensive experience in risk management and domestic and international consumer engagement to Encore as the company grows its business in new markets.”

Gupta holds a master’s degree in business administration from Columbia University and a bachelor’s degree in engineering from the Indian Institute of Technology - Delhi. He also serves on the board of Big Brothers Big Sisters of New York and the advisory board of South Asian Youth Action.

Hannam holds a bachelor’s degree with honors in commerce from Memorial University and a master’s degree in business administration from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She has served on the boards of several business, arts and community organizations. Hannam became a member of WXN’s Hall of Fame for Canada’s Most Powerful Women in 2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013.

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About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions for consumers and property owners across a broad range of assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, municipalities, and utility providers. Its Propel Financial Services subsidiary also helps home and business owners resolve property tax debt and avoid foreclosure through affordable monthly payment plans.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. Information found on the company’s website is not incorporated by reference.

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